UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14D-9
SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
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DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Name of Subject Company)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Name of Person Filing Statement)

Common Stock, par value $0.01 per share
(Title of Class of Securities)
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256743105
(CUSIP Number of Class of Securities)

Vicki J. Vaniman, Esq.
Executive Vice President, General Counsel and Secretary
Dollar Thrifty Automotive Group, Inc.
5330 East 31st Street
Tulsa, Oklahoma 74135
(918) 660-7700

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:
Paul J. Shim, Esq.
Matthew P. Salerno, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000

☒ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 3.03, 8.01 and 9.01 of the Current Report on Form 8-K filed by Dollar Thrifty Automotive Group, Inc. on August 27, 2012 (including all exhibits attached thereto) is incorporated herein by reference.